EXHIBIT 3.6

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MIGHTY FIRE BREAKER INC.

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Mighty Fire Breaker Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Wyoming is 312B Murray Rd., Cheyenne, Wyoming 82007. The name of its registered agent at such address is Michele Goodrich.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporations Act (the “WBCA”).

ARTICLE IV

CAPITAL STOCK

Section 4.01. Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 1,030,000,000, of which 1,000,000,000 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and 30,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”). 10,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

Section 4.02. Common Stock. Except as otherwise required by law, as provided in these Articles of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

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Section 4.03. Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

Section 4.04. Series A Preferred Stock.

(a) Dividends. The Series A Preferred Stock shall not be entitled to receive dividends.

(b) Distributions Upon Liquidation, Dissolution or Winding Up. The Series A Preferred Stock shall not be entitled to a liquidation preference.

(c) Convertibility. The Series A Preferred Stock shall not be convertible.

(d) Redemption. The Series A Preferred Stock may not be redeemed by the Corporation without the consent of the Series A Preferred Shareholders.

(e) Voting Rights. The holders of the issued and outstanding shares of Series A Preferred Stock shall have one thousand (1,000) votes for each share of Series A Preferred Stock, the voting of which may be cast in any written consent or any meeting of the shareholders of Common Stock of the Corporation, voting together with the shareholders of Common Stock of the Corporation as a single class, and without a separate class vote by the Common Stock.

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(f) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

(g) Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Wyoming) have the status of authorized and unissued shares of Series A Preferred Stock, issuable in series undesignated as to series and may be redesignated and reissued.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01. General Powers.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02. Number of Directors.The members of the governing board of the Corporation are styled as directors. The Board of Directors of the Corporation shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors shall be not less than one (1) nor more than ten (10). The number of directors may be changed from time to time within this range in such manner as shall be provided in the Bylaws of the Corporation.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of these Articles, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 5.02.

Section 5.03. Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.04. Written Ballot.Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01. Limitation of Liability.To the fullest extent permitted by the WBCA as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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Section 6.02. Indemnification. The corporation may indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.01. Written Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any written consent by such stockholders.

Section 7.02. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws.

ARTICLE VIII

BYLAWS

Section 8.01. Board of Directors.In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or these Articles of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least two thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Wyoming, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of these Articles of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Articles of Incorporation, the affirmative vote of the holders of a majority of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article IX of these Articles of Incorporation.

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THESE ARTICLES OF INCORPORATION is executed as of this [  ] day of August 2025.

MIGHTY FIRE BREAKER INC.

By:
Name: Theodore Ralston
Title: Chief Executive Officer Address: 1740H Del Range Blvd, Suite 166 Cheyenne, Wyoming 82009

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